UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2017

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36104

Delaware	36-4466837
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 N. Canal Street, Suite 850

Chicago, Illinois 60606

(Address of principal executive offices, including zip code)

(312) 951-0600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Executive Officer

Potbelly Corporation (the “Company”) reported in its Current Report on Form 8-K with the Securities and Exchange Commission on May, 31, 2017, that Aylwin Lewis, Chairman and Chief Executive Officer, will be leaving Potbelly later this year. On July 18, 2017, the Company’s Board of Directors appointed Michael Coyne, the Company’s Chief Financial Officer (“CFO”), as the interim Chief Executive Officer. Mr. Lewis will continue his role as Chairman of the Board of Directors through August 8, 2017. The Board of Directors has engaged an executive search consultant to assist in identifying and evaluating prospective candidates for the role of Chief Executive Officer.

In connection with Mr. Coyne’s appointment as interim Chief Executive Officer, the Company has entered into a letter agreement (the “Letter Agreement”) with Mr. Coyne which provides that, for the duration of his tenure as interim Chief Executive Officer, the Company has agreed to pay him additional compensation of $25,000 per calendar month ($12,500 for any calendar month for which he provides services as interim Chief Executive Officer for 14 days or less). This additional compensation is in addition to Mr. Coyne’s base salary, which will remain unchanged. The additional compensation will not be treated as base salary, bonus or other compensation for purposes of his employment agreement. The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Mr. Coyne, age 54, joined the Company in May 2015 as the CFO. Mr. Coyne was previously employed at CNA Financial Corporation, where he served as Senior Vice President, Small Business from 2009 through 2015, and as Senior Vice President and Chief Financial Officer of CNA’s Property & Casualty Operations from 2005 through 2009. Prior to joining CNA, Mr. Coyne held various senior positions at Sears Holding Corporation, culminating as Vice President and Treasurer. Mr. Coyne holds an M.B.A. from Northwestern University’s Kellogg Graduate School of Management and a B.S. from the University of Illinois.

There are no arrangements or understandings between Mr. Coyne and any other persons pursuant to which Mr. Coyne was selected as interim Chief Executive Officer of the Company. There are no family relationships between Mr. Coyne and any director or executive officer of the Company (or person nominated or chosen to become a director or executive officer of the Company), and Mr. Coyne has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

Management Retention Agreements

On July 17, 2017, with the authorization of the Compensation Committee of the Company’s Board of Directors, the Company offered and entered into retention agreements (the “Retention Agreements”) with each of Mr. Coyne, Chief Financial Officer; Mr. Matthew Revord, Senior Vice President, Chief Legal Officer, General Counsel and Secretary; and Ms. Julie Younglove-Webb, Senior Vice President, Operations.

Subject to the restrictions set forth in the Retention Agreements, each of Mr. Coyne, Mr. Revord and Ms. Younglove-Webb will be eligible to receive a cash retention award (“Retention Payment”) in an amount equal to $444,375; $416,250; and $382,500, respectively in the event that the relevant executive remains employed with the Company through December 31, 2018. The Retention Payment is payable only if the executive (1) remains employed in good standing through the Retention Date, is terminated other than for Cause (as defined in the Retention Agreements), and (2) delivers a valid and irrevocable release and waiver in form provided by the Company. The Retention Payment will be payable to the relevant executive in one lump sum payment made sixty days following the earlier of (i) the executive’s Termination Date (as defined in the Retention Agreement) or (ii) December 31, 2018.

The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by reference to the Retention Agreements, which are filed herewith as Exhibits 10.2, 10.3 and 10.4 and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between Potbelly Corporation and Michael Coyne, dated July 18, 2017

10.2	Retention Agreement between Potbelly Corporation and Michael Coyne, dated July 17, 2017

10.3	Retention Agreement between Potbelly Corporation and Matthew Revord, dated July 17, 2017

10.4	Retention Agreement between Potbelly Corporation and Julie Younglove-Webb, dated July 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2017	Potbelly Corporation

	By:	/s/ Matthew Revord
	Name:	Matthew Revord
	Title:	Senior Vice President and Chief Legal Officer